Exhibit 5.1

September 27, 2007

Oncothyreon Inc.
110-110th Avenue NE, Suite 685
Bellevue, WA 98004

RE:    Amendment No. 1 to the Registration Statement on Form S-4

Ladies and Gentlemen:

        We have examined Amendment No. 1 to the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission, Registration Number 333-145995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 125,848,157 shares of your common stock, par value $0.0001 per share, (the "Common Stock"), (ii) 12,500 shares of your preferred stock, no par value, (the "Preferred Stock" and together with the Common Stock, the "Shares") and (iii) warrants to acquire 5,848,157 shares of your common stock, par value $0.0001 per share (the "Warrants") all of which are to be issued in connection with the plan of arrangement with Biomira Inc., a corporation organized under the federal laws of Canada, and certain other parties, as described in the Registration Statement (the "Transaction") and as contemplated by the Arrangement Agreement dated September 11, 2007, as amended, by and among you, 4442636 Canada Inc., 4442644 Canada Inc., Biomira Inc., and 4442652 Canada Inc., (the "Arrangement Agreement"). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares and the Warrants in the Transaction.

        Based upon the foregoing and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Shares and the Warrants will be, as or when issued in the manner described in the Registration Statement and in accordance with the resolutions of the Company's Board of Directors and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, legally and validly issued. It is our further opinion, subject to the assumptions set forth in the preceding sentence, that (i) the Shares will be fully paid and nonassessable and (ii) the Common Stock of the Company issuable upon exercise of the Warrants will, upon due exercise of such Warrants in accordance with their terms and payment of the exercise price therefor, be fully paid and nonassessable.

        We are members of the bar of the State of Washington. We do not express any opinion on laws other than the laws of the State of Washington and the General Corporation Law of the State of Delaware.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the proxy statement and information statement/prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI WILSON SONSINI GOODRICH & ROSATI Professional Corporation